Prospectus Supplement No. 12 (to Prospectuses dated January 14, 2021 and July 8, 2020)	Filed Pursuant to Rule 424(b)(3) Registration Nos. 333-251985 and 333-239395

American Depositary Shares

Representing Shares of Common Stock

This prospectus supplement updates and supplements the prospectuses dated January 14, 2021 and July 8, 2020 (the “Prospectuses”), which form a part of our Registration Statements on Form F-1 (Registration Nos. 333-251985 and 333-239395, respectively) (the “Registration Statements”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in either of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs are listed on the Nasdaq Global Select Markets under the symbol “AMYT.” On November 19, 2021, the last reported sale price of our ADSs was $11.59 per ADS.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” in each of the Prospectuses and under similar headings in any further amendments or supplements to the Prospectuses.

None of the Commission, any state securities commission, nor any foreign securities commission has approved or disapproved of these securities or determined if either of the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is Nov 22, 2021.

Exhibit 99.1

Amryt Announces the Cancellation of Admission of its Ordinary Shares to Trading on AIM

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ARTICLE 7 OF THE MARKET ABUSE REGULATION (EU) NO. 596/2014 WHICH FORMS PART OF DOMESTIC LAW IN THE UNITED KINGDOM PURSUANT TO THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“UK MAR”). UPON PUBLICATION OF THIS ANNOUNCEMENT THIS INFORMATION IS NOW CONSIDERED IN THE PUBLIC DOMAIN.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, OR INTO OR FROM ANY JURISDICTION IN WHICH THE SAME WOULD BE A VIOLATION OF THE LAWS OF SUCH JURISDICTION. NEITHER THIS ANNOUNCEMENT, NOR ANYTHING CONTAINED HEREIN, SHALL FORM THE BASIS OF, OR BE RELIED UPON IN CONNECTION WITH, ANY OFFER OR COMMITMENT WHATSOEVER IN ANY JURISDICTION.

Amryt Pharma plc Announces the Cancellation of Admission of its Ordinary Shares to Trading on AIM and Intention to Continue Listing of ADSs on Nasdaq

DUBLIN, Ireland, and Boston MA, November 22, 2021, Amryt Pharma plc (Nasdaq: AMYT, AIM: AMYT) (“Amryt” or the “Company”), a global, commercial-stage biopharmaceutical company dedicated to acquiring, developing and commercializing novel treatments for rare diseases, today announces its intention to cancel the admission of its ordinary shares of nominal value £0.06 each (the "Ordinary Shares") to trading on AIM (the "AIM Delisting") with effect from 7:00 a.m. on 11 January 2022. The Company's last day of trading on AIM will be 10 January 2022. Amryt will retain its listing on the Nasdaq Global Select Market (“Nasdaq”) of American Depositary Shares, each representing five Ordinary Shares (the “ADSs”), under its existing ticker symbol “AMYT”.  Existing holders of ADSs who do not also hold Ordinary Shares do not need to take any action in relation to the AIM Delisting. The Company will today post an explanatory circular to shareholders (the “Circular”) which contains further information on the AIM Delisting and the process to deposit Ordinary Shares for delivery of ADSs.

Summary

   The AIM Delisting will take effect at 7:00 a.m. on 11 January 2022.  Following the AIM Delisting, the Company's ADSs will remain listed on Nasdaq and Ordinary Shares in the Company will only be publicly tradeable in the form of Nasdaq-listed ADSs.
   The board of directors of the Company (the “Board” and the “Directors”) believes that the AIM Delisting should further enhance the liquidity of trading in the Company's securities by combining on Nasdaq the volume of transactions from both the Nasdaq and AIM.
   In the month to 17 November 2021, approximately 87 per cent. of trading in the Ordinary Shares was in the form of ADSs on Nasdaq and as at 17 November 2021 73.2 per cent. of the Company’s Ordinary Shares are represented by ADSs tradeable on Nasdaq.
   The Company is providing an opportunity for shareholders to deposit their Ordinary Shares with the Company’s ADS depositary in exchange for delivery of ADSs, without cost, prior to the AIM Delisting becoming effective on 11 January 2022.

Joe Wiley, CEO of Amryt Pharma, commented: “Increasing liquidity in our shares and ensuring Amryt is an attractive investment opportunity for existing and new investors is a core strategic focus for Amryt.  Since our Nasdaq listing in July 2020 and more recently following the Chiasma acquisition, the vast majority of trading in our shares has taken place on Nasdaq.  We believe now is the right time to reduce the complexity and significant resources devoted to maintaining a dual listing.  We believe concentrating liquidity in one trading venue may attract increased investor interest in our company and will benefit all shareholders.”

Background

Amryt was originally incorporated in Ireland in 2015 as Amryt Pharmaceuticals Designated Activity Company, with a focus on acquiring, developing and commercialising innovative treatments to help improve the lives of patients with rare and orphan diseases. In April 2016, Amryt DAC was acquired by Fastnet Equity plc by way of a reverse takeover under the AIM Rules for Companies published by London Stock Exchange plc (the “London Stock Exchange”) (the “AIM Rules for Companies”) and the Euronext Growth Rules. Upon the acquisition of Amryt DAC, Fastnet Equity plc changed its name to Amryt Pharma plc and the securities of the enlarged group were readmitted to trading on AIM and Euronext Growth.

On 21 May 2019, Amryt Pharma plc announced that it had reached an agreement to acquire Aegerion Pharmaceuticals, Inc. The acquisition constituted a reverse takeover under the AIM Rules for Companies and the Euronext Growth Rules. As part of the acquisition, Amryt Pharma plc inserted a new company incorporated in England and Wales, Amryt Pharma Holdings plc, as the new holding company of the Amryt group by way of a court sanctioned scheme of arrangement which became effective on 24 September 2019, on which date Amryt Pharma Holdings plc changed its name to Amryt Pharma plc. On the same date, the former Amryt Pharma plc re-registered as a private company and changed its name to Amryt Pharma Holdings Limited. On 25 September 2019, the Ordinary Shares of Amryt Pharma plc were admitted to trading on AIM and Euronext Growth. On 8 July 2020, the Company completed a direct listing of ADSs representing its Ordinary Shares on the Nasdaq Global Select Market, with each ADS representing five Ordinary Shares. On 9 September 2020, the Company cancelled the admission of its Ordinary Shares to trading on the Euronext Growth Market.

On 5 May 2021, Amryt announced that it had reached an agreement to acquire US-listed company, Chiasma, Inc., for consideration in the form of ADSs. This acquisition completed on 5 August 2021 and further increased the number of ADSs held in the United States and traded on Nasdaq.

As at 17 November 2021, being the last practicable date prior to the date of this announcement, approximately 73.2 per cent. of the Company’s Ordinary Shares are represented by ADSs tradeable on Nasdaq. By reference to the volume of underlying Ordinary Shares, approximately 87 per cent. of trading in the Company’s Ordinary Shares in the month to 17 November 2021 took place on Nasdaq (in the form of ADSs). All shareholders who have not already deposited their Ordinary Shares for delivery of ADSs are currently able to do so at any time.  Affiliates of the Company who deposit their Ordinary Shares may be subject to limitations on resale of ADSs under U.S. securities law.

The AIM Rules for Companies require that, unless the London Stock Exchange otherwise agrees, the cancellation of a company’s shares from trading on AIM requires the consent of not less than 75 per cent. of votes cast by its shareholders given in a general meeting. However, in the Company’s case, given that the listing of its ADSs on the Nasdaq Global Select Market (which is an AIM Designated Market as defined in the AIM Rules for Companies) enables shareholders to continue to trade their shares in the Company in that format and, further, that there is a process available to shareholders to deposit their Ordinary Shares for delivery of ADSs prior to the AIM Delisting, the London Stock Exchange has agreed that shareholder consent in a general meeting is not required for the Company to proceed with the AIM Delisting.

Reasons for the AIM Delisting

The Board has decided to implement the AIM Delisting for the following reasons:

   An increasingly smaller proportion of the trading in the Company’s Ordinary Shares is conducted on AIM compared to Nasdaq and a continuation of the decline in this proportion would be likely to lead to a decrease in the liquidity of the Ordinary Shares trading on AIM.
   The AIM Delisting is expected to further enhance the liquidity of trading in the Company’s securities by combining on Nasdaq the volume of transactions from both Nasdaq and AIM.
   A Nasdaq-only listing structure provides for a streamlined operation that showcases the global nature of the Company and places it more clearly within the ranks of international biopharmaceutical companies that are its true peers.
   The cost of complying with the AIM Rules for Companies is duplicative of that for complying with the Nasdaq market rules and the Company sees advantages in reducing its cost base as it progresses its clinical programmes and commercial strategy.
   Internal financial and legal staff time spent on compliance with the AIM Rules for Companies is duplicative of that required for compliance with the Nasdaq market rules.
   ADSs representing the Company’s Ordinary Shares will still be tradeable on Nasdaq.

Accordingly, the Directors believe that it is no longer in the best interests of the Company or its shareholders as a whole for the Company to retain admission of its Ordinary Shares to trading on AIM.

In order to facilitate the transition to the sole listing on Nasdaq, the Company is providing an opportunity for shareholders to deposit their Ordinary Shares with the Company’s ADS depositary in exchange for delivery of ADSs, without cost, prior to the AIM Delisting becoming effective on 11 January 2022.  The ADSs will continue to be traded on Nasdaq and the Company has no intention to cancel the listing of its ADSs on the Nasdaq.

Effect of the AIM Delisting

Shareholders will no longer be able to buy and sell Ordinary Shares on AIM after 10 January 2022. Holders of Ordinary Shares should read “Information for holders of Ordinary Shares” below which explains in more detail the process of depositing Ordinary Shares for delivery of ADSs.

As a company incorporated in England and Wales, the Company will continue to be subject to the requirements of the Companies Act 2006.

Following the AIM Delisting taking effect, the Company will no longer be subject to the AIM Rules for Companies or be required to retain the services of an independent nominated adviser. The Company will also no longer be subject to the QCA Corporate Governance Code or be required to comply with the continuing obligations set out in the Disclosure Guidance and Transparency Rules (the “DTRs”) of the Financial Conduct Authority (the “FCA”) (insofar as they currently apply to the Company) or, provided the Company’s securities remain outside the scope of the regulation, UK MAR. In addition, the Company and its shareholders will no longer be subject to the provisions of the DTRs relating to the disclosure of changes in significant shareholdings in the Company. The Company will, however, continue to comply with all regulatory requirements for the Nasdaq listing of ADSs, including all applicable rules and regulations of the SEC.

Shareholders who continue to hold Ordinary Shares following the AIM Delisting will continue to be notified in writing of the availability of key documents on the Company’s website, including publication of annual reports and annual general meeting documentation. Holders of ADSs will be able to continue to access all such information via the Amryt website. Holders of Ordinary Shares and ADSs will both be eligible to receive any future dividends that may be declared.

Application of the City Code following the AIM Delisting

Following the AIM Delisting, as the Company will remain a public limited company incorporated in England and Wales but its securities will not be admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man), the City Code on Takeovers and Mergers (the “City Code”) will only apply to the Company if it is considered by the Panel on Takeovers and Mergers (the “Panel”) to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, Her Majesty’s Revenue & Customs (“HMRC”). Under the City Code, the Panel looks to where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.

None of the Directors is resident in the United Kingdom. Accordingly, the Panel has confirmed to the Company that, following the AIM Delisting, the City Code will not apply to the Company, and the Company and its shareholders will therefore not have the benefit of the protections the City Code affords, including, but not limited to, the requirement that a person (together with persons acting in concert with that person) who acquires an interest in Ordinary Shares carrying 30 per cent. or more of the voting rights in the Company or who increases an existing interest of not less than 30 per cent. but not more than 50 per cent. of the voting rights, must make a cash offer to all other shareholders at the highest price paid by such person (or person acting in concert with such person) in the 12 months before the offer was announced.

Notwithstanding the above, the Company may become subject to the City Code in the future if any changes to the Board composition result in the majority of the Directors being resident in the United Kingdom, Channel Islands or the Isle of Man.

Information for holders of Ordinary Shares

The Company’s Ordinary Shares will continue to be traded on AIM until market close (4.30 p.m. London time) on 10 January 2022. Thereafter, holders of Ordinary Shares can still hold their Ordinary Shares, but there will be no public market in the United Kingdom on which the Ordinary Shares can be traded, and the Ordinary Shares will not be tradeable on Nasdaq in this form.

To sell Ordinary Shares on a public market following the AIM Delisting, shareholders would need to deposit their Ordinary Shares for delivery of ADSs. Each ADS represents five Ordinary Shares. The price of the Company’s ADSs on Nasdaq are quoted in US dollars. This deposit can be made at any time, including before the AIM Delisting, subject in all cases to the provisions of, and the limitations set forth in, the New York law governed deposit agreement dated 24 September 2019, and amended and restated on 8 July 2020, between the Company, Citibank N.A., (the “Depositary”) and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). A copy of the Deposit Agreement has been filed with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-233844 when retrieving such copy.

The Board considers that shareholders should consider depositing their Ordinary Shares for delivery of ADSs prior to the AIM Delisting on 11 January 2022 for the following reasons:

   For those shareholders who hold their Ordinary Shares in certificated form and wish to deposit their Ordinary Shares for delivery of ADSs, the Company’s Receiving Agent, Link Group, will facilitate, on the Company’s behalf, a block transfer process. Shareholders who hold their Ordinary Shares in certificated form will find enclosed with the Circular a personalised block transfer participation request form for use if they wish to deposit their Ordinary Shares for delivery of ADSs. Subject to the requisite documents being returned to Link Group by the required deadline (being 1.00 p.m. on 9 December 2021), Link Group will arrange for the relevant Ordinary Shares to be transferred to and through Link Group’s CREST account to the CREST account of the Custodian, which has been appointed by the Depositary to safe keep the Ordinary Shares upon deposit, so that the Depositary can arrange to deliver the corresponding number of ADSs. The Custodian, on behalf of the Depositary, will hold all deposited Ordinary Shares in a separate custody account for the benefit of the holders and beneficial owners of ADSs.
   Shareholders who elect to deposit their Ordinary Shares for delivery of ADSs prior to the AIM Delisting will not incur a UK stamp duty, or SDRT, charge. However, it is expected that shareholders who elect to deposit their Ordinary Shares for delivery of ADSs following the AIM Delisting will generally incur a stamp duty, or SDRT, charge, at a rate of 1.5 per cent. of the market value of the Ordinary Shares being deposited, to the UK taxation authority, HMRC.
   Ordinarily, shareholders who deposit their Ordinary Shares for delivery of ADSs are charged an ADS issuance fee, by the Depositary, of up to US$0.05 per ADS. However, no ADS issuance fees will be charged to shareholders who elect to deposit their Ordinary Shares for delivery of ADSs from the date of this announcement until (and including) 10 January 2022, being the anticipated last day of trading of the Company’s Ordinary Shares on AIM. Thereafter, ADS issuance fees of up to US$0.05 per ADS may be charged by the Depositary in connection with any future conversions of Ordinary Shares into ADSs.
   Ordinary Shares may be deposited for delivery of ADSs only in multiples of five Ordinary Shares. It is not possible to receive a fraction of an ADS, so in the event that the deposit is completed after the AIM Delisting, there is a risk that shareholders will be left with a small number of Ordinary Shares (up to a maximum of four shares) which cannot be deposited for delivery of ADSs. If the deposit is made before the AIM Delisting has taken effect, any residual Ordinary Shares can be sold by shareholders on AIM prior to, and including, 10 January 2022 so long as those Ordinary Shares are in uncertificated form. Shareholders who hold their Ordinary Shares in certificated form may elect to donate their residual shares to the charity Share Gift by making that election on their personalised block transfer participation request form.

Shareholders who do not elect to participate in the block transfer process can utilise the services of a broker who is able to facilitate deposits of Ordinary Shares at the shareholder’s convenience.

Shareholders whose Ordinary Shares are held in uncertificated form in CREST and who wish to deposit their Ordinary Shares for delivery of ADSs, should contact their broker without delay to request that their Ordinary Shares are deposited.

Amryt advises holders of Ordinary Shares to seek independent financial advice regarding the AIM Delisting and the deposit of their Ordinary Shares for delivery ADSs.

Information on the process to deposit Ordinary Shares for delivery of ADSs and the forms to be completed accompany the Circular. The information and forms, and contacts at the Company’s Receiving Agent, Link Group, in respect of completion of the block transfer participation request form for certificated holders, and the Company’s ADS depositary, Citibank, are included on Amryt’s website.

UK tax treatment

Amryt is not able to provide shareholders with any form of taxation advice and shareholders are strongly advised to seek their own professional advice in order to ascertain the consequences for them of continuing to hold Ordinary Shares following the AIM Delisting becoming effective or depositing Ordinary Shares for delivery of ADSs.

The following summary does not constitute legal or tax advice and is not exhaustive. The Company’s understanding of the current position for individuals who are UK resident and UK domiciled for relevant tax purposes is as follows but it should be noted that the position on certain points is not free from uncertainty and that the Company has not taken steps to confirm the current position with HMRC. Therefore, the following should not be relied upon by shareholders (and the Company accepts no liability in respect of any such reliance on any information provided herein on taxation matters):

   Some investors purchase AIM-quoted shares because they may be classed as unlisted/unquoted securities which may qualify for relief from inheritance taxation and certain other preferential tax benefits. The AIM Delisting should not, in itself, prevent the Ordinary Shares (and, therefore, continued holdings of such Ordinary Shares) from qualifying as unlisted/unquoted securities for the purposes of certain specific UK tax rules (notably, the UK inheritance tax business property relief rules).
   Under HMRC’s stated practice those shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs should not be considered as disposing of the Ordinary Shares for UK capital gains tax purposes when transferring the shares to the Company's ADS depositary, Citibank, in exchange for issue of ADSs on the basis that the shareholder retains beneficial ownership of the Ordinary Shares. Shareholders should be aware that HMRC to date has not published detailed guidance on the treatment of ADSs for inheritance tax purposes.

Shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs prior to the AIM Delisting should not incur a stamp duty, or SDRT, charge. It is expected that shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs following the AIM Delisting will generally incur a stamp duty, or SDRT, charge at the rate of 1.5 per cent. of the market value of the Ordinary Shares being deposited.

It is strongly recommended that shareholders obtain appropriate professional advice in respect of these and other taxes.

Expected timetable for the AIM Delisting

Date of announcement and dispatch of the Circular and enclosed documents	22 November 2021

Last date for receipt by Link Group from certificated shareholders of duly completed block transfer participation request forms and original share certificates	9 December 2021 at 1.00 p.m.

Expected date of issuance of ADSs to block transfer participants	7 January 2022

Expected date of posting of ADS confirmations to shareholders by Citibank	7 January 2022

Last date for receipt by Citibank from CREST holders of duly completed issuance forms	10 January 2022 at 3:00 p.m.

Last day of dealings in the Ordinary Shares on AIM	10 January 2022

Cancellation of admission to trading on AIM of the Ordinary Shares	11 January 2022 at 7.00 a.m.

Notes

   References to time in this announcement are to London time unless otherwise stated.
   Each of the times and dates in the above timetable are subject to change. If any of the above times and/or dates change, the revised times and/or dates will be notified to shareholders by announcement through a Regulatory Information Service.

The person responsible for arranging the release of this announcement on behalf of the Company was Rory Nealon, CFO/COO and Company Secretary.

About Amryt
Amryt is a global commercial-stage biopharmaceutical company focused on acquiring, developing and commercializing innovative treatments to help improve the lives of patients with rare and orphan diseases.  Amryt comprises a strong and growing portfolio of commercial and development assets.

Amryt’s commercial business comprises three orphan disease products – metreleptin (Myalept®/ Myalepta®); oral octreotide (Mycapssa®); and lomitapide (Juxtapid®/ Lojuxta®).

Myalept®/Myalepta® (metreleptin) is approved in the US (under the trade name Myalept®) as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy (GL) and in the EU (under the trade name Myalepta®) as an adjunct to diet for the treatment of leptin deficiency in patients with congenital or acquired GL in adults and children two years of age and above and familial or acquired partial lipodystrophy (PL) in adults and children 12 years of age and above for whom standard treatments have failed to achieve adequate metabolic control.  For additional information, please follow this link.

Mycapssa® (oral octreotide) is approved in the US for long-term maintenance therapy in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide.  Mycapssa® is the first and only oral somatostatin analogapproved by the FDA.  Mycapssa® has also been submitted to the EMA for regulatory approval.  For additional information, please follow this link.

Juxtapid®/Lojuxta® (lomitapide) is approved as an adjunct to a low-fat diet and other lipid-lowering medicinal products for adults with the rare cholesterol disorder, Homozygous Familial Hypercholesterolaemia ("HoFH") in the US, Canada, Colombia, Argentina and Japan (under the trade name Juxtapid®) and in the EU, Israel and Brazil (under the trade name Lojuxta®). For additional information, please follow this link.

Amryt's lead development candidate, Oleogel-S10 (Filsuvez®) is a potential treatment for the cutaneous manifestations of Junctional and Dystrophic Epidermolysis Bullosa (“EB”), a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no approved treatment.  Filsuvez® has been selected as the brand name for Oleogel-S10. The product does not currently have regulatory approval to treat EB but has been submitted to the FDA for approval and in June 2021, Amryt received confirmation from the FDA that its NDA for Oleogel-S10 had been accepted and granted priority review.  The FDA also set a target PDUFA date of November 30, 2021. In Europe, a MAA for Oleogel-S10 was accepted for assessment by the EMA in March 2021.

Amryt’s pre-clinical gene therapy candidate, AP103, offers a potential treatment for patients with Dystrophic EB, and the polymer-based delivery platform has the potential to be developed for the treatment of other genetic disorders.

Amryt also intends to develop oral medications that are currently only available as injectable therapies through its Transient Permeability Enhancer (TPE®) technology platform.  For more information on Amryt, including products, please visit www.amrytpharma.com.

Financial Advisors
Shore Capital (Daniel Bush, Mark Percy, John More) are NOMAD and Joint Broker to Amryt in the UK.  Stifel (Ben Maddison) are Joint Broker to the company in the UK.

Forward-Looking Statements
This announcement may contain forward-looking statements and the words "expect", "anticipate", "intends", "plan", "estimate", "aim", "forecast", "project" and similar expressions (or their negative) identify certain of these forward-looking statements. The forward-looking statements in this announcement are based on numerous assumptions and Amryt's present and future business strategies and the environment in which Amryt expects to operate in the future. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance or the ability to identify and consummate investments. Many of these risks and uncertainties relate to factors that are beyond Amryt's ability to control or estimate precisely, such as future market conditions, the course of the COVID-19 pandemic, currency fluctuations, the behaviour of other market participants, the outcome of clinical trials, the actions of regulators and other factors such as Amryt's ability to obtain financing, changes in the political, social and regulatory framework in which Amryt operates or in economic, technological or consumer trends or conditions. Past performance should not be taken as an indication or guarantee of future results, and no representation or warranty, express or implied, is made regarding future performance. No person is under any obligation to update or keep current the information contained in this announcement or to provide the recipient of it with access to any additional relevant information that may arise in connection with it. Such forward-looking statements reflect the Company’s current beliefs and assumptions and are based on information currently available to management.

Contacts

Joe Wiley, CEO / Rory Nealon, CFO/COO, +353 (1) 518 0200, ir@amrytpharma.com

Daniel Bush, Shore Capital, NOMAD +44 (0) 207 408 4090, amrytcorporate@shorecap.co.uk

Tim McCarthy, LifeSci Advisors, LLC, +1 (212) 915 2564, tim@lifesciadvisors.com

Amber Fennell, Consilium Strategic Communications, +44 (0) 203 709 5700, fennell@consilium-comms.com

Exhibit 99.2

FREQUENTLY ASKED QUESTIONS

1.	WHAT IS THE RELATIONSHIP BETWEEN THE COMPANY’S ORDINARY SHARES AND ADSs?

Each ADS is a tradeable security representing five (5) of the Company’s Ordinary Shares. The Company’s ADSs are listed on Nasdaq under the ticker symbol: AMYT. The value of each ADS is denominated in US Dollars.

2.	DO I NEED TO SELL MY AIM-QUOTED ORDINARY SHARES OR MUST I DEPOSIT THEM FOR DELIVERY OF NASDAQ-LISTED ADSs?

Holders of Amryt Ordinary Shares now have three options:

(a)	You may choose to deposit your Ordinary Shares for delivery of ADSs tradeable on Nasdaq

If your investment is currently held in CREST and managed by a broker, your broker will be able to manage the deposit process for you in accordance with the process set out in Appendix A of this document. If you wish to deposit your Ordinary Shares for delivery of ADSs, you should contact your broker to initiate this process without delay. Please see question 8 below “My broker currently holds my Ordinary Shares within a CREST nominee account – how do I deposit my shares for delivery of ADSs?”.

If you hold your investment in certificated form and wish to deposit it for delivery of ADSs without engaging the services of a broker, you may hold ADSs on the books of the Company’s ADS depositary, Citibank, in Direct Registration Shares (“DRS”), electronic book-entry format. For details on how to deposit your Ordinary Shares, please see question 5 below “I hold my shares in certificated form and I want to deposit my Ordinary Shares for delivery of ADSs prior to the AIM Delisting but do not want to engage a broker at this time – how do I do this?”.

(b)	You may choose to continue to hold your Ordinary Shares

Ordinary Shares will continue to be a valid equity interest in the Company with full voting rights, rights to future dividends, etc., as currently enjoyed by holders of Ordinary Shares. However, following the AIM Delisting there will be no public market in the United Kingdom on which the Ordinary Shares can be traded. Please see question 10 below “Can I continue to hold Ordinary Shares after the AIM Delisting?”.

(c)	You may choose to sell your AIM-quoted Ordinary Shares prior to the AIM Delisting becoming effective

If you wish to maintain an equity interest in Amryt, you could choose to reinvest in Amryt by using the proceeds of the sale of your Ordinary Shares to buy Nasdaq-listed ADSs (Nasdaq ticker: AMYT). Dealing and tax costs would likely apply to the AIM and/or Nasdaq transactions.

3.	I DO NOT HAVE A BROKER – DO I REALLY NEED ONE?

You may wish to engage a broker if you are not participating in the block transfer process described in question 5 below. If you do not already have an account with a broker, you may be able to open one either online or through banks and building societies which offer broking services. You need to ensure that the broker and type of account on offer is capable of holding and trading US-listed securities. Often the most basic account offered is for UK-listed shares only so you will need to select an account that gives you the ability to buy and sell US-listed securities. Please ensure that you check with your broker that they can hold Amryt ADSs and have a DTC participant account.

1

4.	I CURRENTLY HOLD MY ORDINARY SHARES IN THE FORM OF A PAPER CERTIFICATE - HOW DOES THE AIM DELISTING AFFECT ME?

Ordinary Shares in certificated form are not currently immediately tradeable as, in order to sell them, the share certificates need to be deposited with a broker and “dematerialised” so that they are held in electronic form in CREST, which is the electronic system for the holding of shares in uncertificated form and paperless settlement of share trades. Only when the Ordinary Shares have been converted into electronic form can they then be traded on AIM.

If you choose to retain your Ordinary Shares in certificated form but do not deposit them for delivery of ADSs prior to the AIM Delisting, in order to sell them following AIM Delisting, you will need to use a broker with UK and US capabilities to firstly dematerialise your UK share certificate into CREST and thereafter to liaise with the Company’s depositary, Citibank, to issue the respective ADSs for your broker to sell on your behalf. Your broker will need to contact Citibank in order for your Ordinary Shares to be deposited for delivery of ADSs and credited to the account held by your broker. The timescale for this will depend on your broker but should be expected to take approximately one week. Upon receiving instructions to do so, your broker would then trade your ADSs via Nasdaq and would remit the proceeds to your personal account. Please also see question 10 below “Can I continue to hold Ordinary Shares after the AIM Delisting?”. Please note that a deposit of Ordinary Shares for delivery of ADSs following the AIM Delisting becoming effective will generally incur a UK stamp duty, or stamp duty reserve tax (“SDRT”), charge (the rate of which is currently 1.5 per cent. of the market value of the shares deposited), although in all cases professional advice should be sought as to the applicable tax treatment.

5.	I HOLD MY SHARES IN CERTIFICATED FORM AND I WANT TO DEPOSIT MY ORDINARY SHARES FOR DELIVERY OF ADSs PRIOR TO THE AIM DELISTING BUT DO NOT WANT TO ENGAGE A BROKER AT THIS TIME – HOW DO I DO THIS?

If your investment is currently held in certificated form outside of CREST, the Company’s Receiving Agent, Link Group, will facilitate a block transfer process, on behalf of the Company, for those shareholders who do not already hold their Ordinary Shares via a broker and who may wish to participate in a managed deposit process. This process is only available prior to the AIM Delisting to holders of Ordinary Shares in certificated form. Subject to the requisite paperwork being returned to Link Group by the required deadline, being 1.00 p.m. on 9 December 2021, Link Group, will arrange for the relevant Ordinary Shares to be transferred into CREST and then deposit the Ordinary Shares with Citibank, who will then arrange for the delivery of ADSs to an account held in the name of the relevant shareholder on the books of the depositary, in DRS, electronic book-entry format. Holders of Ordinary Shares in certificated form will be sent a personalised block transfer participation request form, an example of which is set out in Appendix B. If a shareholder wishes to participate in this managed deposit process, they should complete the form and return it to Link Group in accordance with the instructions set out in the form, so as to be received by Link Group by no later than 1.00 p.m. on 9 December 2021. Further block transfer participation request forms (which are not personalised) are available on the Company’s website at www.amrytpharma.com, or can be requested from Link Group by calling 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the UK will be charged at the applicable international rate. Lines are open 9.00 a.m. to 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Completed transfer forms and original share certificates may be returned to Link Group, for UK shareholders only, by using the pre-paid envelope sent to you. Both UK shareholders and non-UK shareholders may prefer to return transfer forms and original share certificates using registered post.

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Shareholders who hold their Ordinary Shares in certificated form and who do not elect to participate in this block transfer process may utilise the services of a broker to facilitate the deposit.

Following the deposit of Ordinary Shares for delivery of ADSs in DRS, electronic book-entry format, note that all DRS registered holders will be subject to US stock transfer procedures and guidelines. Holders should consult with a broker to determine applicable stock transfer requirements in relation to future transfers of ADSs. These requirements may include a medallion signature guarantee to effect certain transfers. Further details on medallion signature guarantees may be found at www.investor.gov/introduction-investing/investing-basics/glossary/medallion-signature-guarantees-preventing.

6.	I HAVE ALREADY INITIATED THE DEMATERIALISATION OF MY UK SHARE CERTIFICATE INTO CREST IN ORDER TO DEPOSIT MY ORDINARY SHARES FOR DELIVERY OF ADSs – WHAT SHOULD I DO?

In order to participate in the block transfer process being facilitated by Link Group, you will need to return your original share certificate with your block transfer participation request form. Accordingly, if you have already returned your share certificate in order to dematerialise it into CREST, you will not be able to participate in the block transfer process. In these circumstances, you should continue with the dematerialisation process and contact your broker to ensure that this and the delivery of ADSs is completed before the AIM Delisting.

7.	I CURRENTLY HOLD MY ORDINARY SHARES IN UNCERTFICATED/ELECTRONIC FORM IN CREST – HOW DOES THE AIM DELISTING AFFECT ME?

If your investment is currently held in electronic form in CREST and managed by a broker, your broker will be able to manage the deposit process for you in accordance with the process set out in Appendix A of this document.

If your Ordinary Shares are currently held in electronic form in CREST and you do not deposit them for delivery of ADSs before the AIM Delisting, your Ordinary Shares will continue to be held in your CREST account, but in unquoted form. Following the AIM Delisting, you will not be able to publicly trade any of your Ordinary Shares on any listed exchange in CREST as the Company will have cancelled its admission to trading on AIM. Please see question 10 below “Can I continue to hold Ordinary Shares after the AIM Delisting?”. Deposits of Ordinary Shares for delivery of ADSs following the AIM Delisting becoming effective will generally incur a UK stamp duty, or SDRT, charge (the rate of which is currently 1.5 per cent. of the market value of the shares deposited), although in all cases professional advice should be sought as to the applicable tax treatment.

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8.	MY BROKER CURRENTLY HOLDS MY ORDINARY SHARES WITHIN A CREST NOMINEE ACCOUNT – HOW DO I DEPOSIT MY SHARES FOR DELIVERY OF ADSs?

Many UK brokers have the ability to hold and trade Nasdaq-listed securities. In order to continue holding a form of security in the Company that is readily tradeable, you should contact your broker without delay to request that Ordinary Shares are deposited for delivery of ADSs by following the process set out on Appendix A of this document. Your broker will provide the Company’s depositary, Citibank, with certain details by email in relation to the deposit and will then transmit your Ordinary Shares electronically to Citibank’s UK custodian’s CREST account.

9.	HOW DOES THE PRICE OF NASDAQ-LISTED ADSs COMPARE TO THE PRICE OF ORDINARY SHARES ON AIM?

Amryt currently maintains a listing of ADSs on the Global Select Market tier of the Nasdaq Stock Market. Each ADS is a financial instrument that represents five Ordinary Shares. The price of each ADS is expressed in US dollars and should approximate the value of the five Ordinary Shares that it represents on a currency adjusted basis. Currently, the price of an Ordinary Share on AIM can be compared to the price of Amryt’s Nasdaq-listed ADSs by dividing the ADS price by five and then dividing by the US dollar to pounds sterling exchange rate to calculate the equivalent sterling denominated price per Ordinary Share.

As part of the AIM Delisting, holders of Ordinary Shares may deposit such Ordinary Shares for delivery of ADSs (see question 2 “Do I need to sell my AIM-quoted Ordinary Shares or must I deposit them for delivery of Nasdaq listed ADSs?” above). Once Ordinary Shares are deposited and the ADSs subsequently delivered, the investment will be US dollar denominated instead of pounds sterling denominated. This means that when valued in pounds sterling, its value will fluctuate on a day-to-day basis in line with movements in £:US$ exchange rate.

Once the AIM Delisting takes effect, the anticipated date of which is 11 January 2022, there will no longer be a published price for an individual Ordinary Share. It will, however, always be possible to calculate the value of an individual Ordinary Share in pounds sterling by taking the Nasdaq ADS market price, dividing by five and dividing by the US dollar to pounds sterling exchange rate. The Nasdaq ADS price is, and will continue to be, available via Amryt’s website at www.amrytpharma.com or may otherwise be found online on a broad range of financial websites.

10.	CAN I CONTINUE TO HOLD ORDINARY SHARES AFTER THE AIM DELISTING?

Should you wish to do so, it will be possible to continue to hold Ordinary Shares after the AIM Delisting. However, shareholders should be aware that the Ordinary Shares will not be admitted to trading on any public market in the United Kingdom and the Ordinary Shares will not be tradeable on Nasdaq in this form.

Should you wish to sell your Ordinary Shares following the AIM Delisting becoming effective, you will likely be required first to deposit such Ordinary Shares for delivery of ADSs via the Company’s depositary bank, Citibank, and any sale of the resulting ADSs will likely need to be via a broker with US share trading capability. Please note that a deposit of Ordinary Shares for delivery of ADSs following the AIM Delisting becoming effective will generally incur a UK stamp duty, or SDRT, charge (the rate of which is currently 1.5 per cent. of the market value of the shares deposited), although in all cases professional advice should be sought as to the applicable tax treatment. Fees of up to US$0.05 per ADS may also be levied by the Company’s depositary bank, Citibank, upon such deposit of Ordinary Shares (although Citibank has confirmed that no such fee will be charged to holders on any deposit of Ordinary Shares for delivery of ADSs from the date of this document until (and including) the last day of dealings in the Ordinary Shares on AIM, which is anticipated to be 10 January 2022).

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11.	I ALREADY HOLD ADSs – AM I AFFECTED BY THE AIM DELISTING?

The Nasdaq-listed ADSs will continue to trade as normal. Existing holders of ADSs who do not also hold Ordinary Shares generally do not need to take any action in connection with the AIM Delisting (although if you hold ADSs through an ISA, please see question 16 “I currently hold my Ordinary Shares or ADSs in an ISA – can I continue to do so?” and question 17 “I currently hold my Ordinary Shares or ADSs in a self-invested personal pension “SIPP” – can I continue to do so?” below).

12.	HOW DO I BUY AND SELL NASDAQ LISTED ADSs?

The majority of brokers in the UK have the capability to hold US exchange-listed securities and are capable of buying and selling them for you. A small annual holding cost, currently US$0.02 per ADS per annum, is levied by the Company’s depositary bank, Citibank, and brokers may also charge an annual fee for holding a US security on your behalf.

Should you wish to increase your holding in the Company, you should be able to purchase further ADSs via your broker. You will need to instruct your broker to purchase Amryt ADSs (Nasdaq ticker: AMYT).

If you wish to continue to hold your investment in the Company directly, without engaging the services of a broker, it is possible for ADSs to be held on the books of the Company’s depositary, in DRS, electronic book-entry format. If a shareholder wishes to receive ADSs without engaging the services of a broker, please see question 5 above “I hold my Ordinary Shares in certificated form and I want to deposit my Ordinary Shares for delivery of ADSs prior to the AIM Delisting but do not want to engage a broker at this time – how do I do this?”.

13.	IS THERE A COST TO DEPOSIT MY ORDINARY SHARES AND HOLD MY AMRYT INVESTMENT IN THE FORM OF ADSs?

There will be no cost of depositing your Amryt Ordinary Shares for delivery of ADSs prior to the date of the AIM Delisting. Thereafter, ADS conversion fees of up to US$0.05 per ADS may be charged by the Company’s depositary, Citibank.

An annual depositary service fee, currently US$0.02 per ADS, is levied to ADS holders by Citibank each July. This is typically paid and charged to your account by your broker on an annual basis.

Any questions regarding fees can be directed to citiADR@citi.com.

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14.	HOW WILL THE AIM DELISTING AFFECT THE TAX TREATMENT OF AMRYT’S ORDINARY SHARES?

Amryt is not able to provide shareholders with any form of taxation advice and shareholders are strongly advised to seek their own professional advice in order to ascertain the consequences for them of continuing to hold Ordinary Shares following the AIM Delisting becoming effective or depositing Ordinary Shares for delivery of ADSs.

The following summary does not constitute legal or tax advice and is not exhaustive. The Company’s understanding of the current position for individuals who are UK resident and UK domiciled under UK taxation law is as follows but it should be noted that the position on certain points is not free from uncertainty and the Company has not taken steps to confirm the current position with HMRC. Therefore, neither the following summary nor any other statements relating to tax in these Frequently Asked Questions should be relied upon by shareholders (and the Company accepts no liability whatsoever in respect of any tax information provided).

Some investors purchase AIM-quoted shares because they may be classed as unlisted/unquoted securities which may qualify for relief from inheritance taxation and certain other preferential tax benefits. The AIM Delisting should not, in itself, prevent the Ordinary Shares (and, therefore, continued holding of such Ordinary Shares) from qualifying as unlisted/unquoted securities for the purposes of certain specific UK tax rules (notably, the UK inheritance tax business property relief rules).

Under HMRC’s stated practice those shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs should not be considered as disposing of the Ordinary Shares for UK capital gains tax purposes when transferring the shares to the Company's ADS depositary, Citibank, in exchange for issue of ADSs on the basis that the shareholder retains beneficial ownership of the Ordinary Shares. Shareholders should be aware that HMRC to date has not published detailed guidance on the treatment of ADSs for inheritance tax purposes.

Shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs prior to the AIM Delisting should not incur a stamp duty, or SDRT, charge. It is expected that shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs following the AIM Delisting will generally incur a stamp duty, or SDRT, charge at the rate of 1.5 per cent. of the market value of the Ordinary Shares being deposited.

It is strongly recommended that shareholders obtain appropriate professional advice in respect of these and other taxes.

15.	WILL THE AIM DELISTING AFFECT MY RIGHTS AS A SHAREHOLDER?

As a company incorporated in England and Wales, Amryt will continue to be subject to the requirements of the Companies Act 2006.

Following the AIM Delisting taking effect, the Company will no longer be subject to the AIM Rules for Companies published by London Stock Exchange plc (the “AIM Rules for Companies”) or be required to retain the services of an independent nominated adviser. The Company will also no longer be subject to the QCA Corporate Governance Code. In addition, the Company will no longer be required to comply with the continuing obligations set out in the Financial Conduct Authority’s Disclosure Guidance and Transparency Rules (“DTRs”) insofar as they currently apply to the Company or, provided the Company’s securities remain outside the scope of the regulation, the EU Market Abuse Regulation (Regulation (EU) No.596/2014) which forms part of domestic law in the United Kingdom pursuant to the European Union (Withdrawal) Act 2018 (as Nasdaq is not an in-scope exchange for the purposes of such legislation). In addition, the Company will no longer be subject to the provisions of the DTRs relating to the disclosure of changes in significant shareholdings in Amryt. The Company intends to continue to comply with all regulatory requirements for the Nasdaq listing of its ADSs, including all applicable rules and regulations of the US Securities and Exchange Commission.

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Shareholders who continue to hold Ordinary Shares will continue to be notified in writing of the availability of key documents on our website, including publication of Annual Reports and Annual General Meeting documentation. Holders of ADSs will be able to continue to access all such information via the Amryt website. Holders of Ordinary Shares and ADSs will both be eligible to receive any future dividends that may be declared.

Following the AIM Delisting taking effect, as the Company will remain a public limited company incorporated in England and Wales but its securities will not be admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man), the City Code on Takeovers and Mergers (the “City Code”) will only apply to the Company if it is considered by the Panel on Takeovers and Mergers (the “Panel”) to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the City Code, the Panel looks to where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.

None of the Board are resident in the United Kingdom. Accordingly, the Panel has confirmed to the Company that, following the AIM Delisting, the City Code will not apply to the Company, and the Company and its shareholders will therefore not have the benefit of the protections the City Code affords, including, but not limited to, the requirement that a person (together with persons acting in concert with that person) who acquires an interest in Ordinary Shares carrying 30 per cent. or more of the voting rights in the Company or who increases an existing interest of not less than 30 per cent. but not more than 50 per cent. of the voting rights, must make a cash offer to all other shareholders at the highest price paid by such person (or person acting in concert with such person) in the 12 months before the offer was announced.

Notwithstanding the above, the City Code could apply to the Company in the future if any changes to the Board composition result in the majority of the directors being resident in the United Kingdom, Channel Islands or the Isle of Man. Please refer to paragraph four of the Letter from the Chairman of Amryt Pharma plc of the shareholder circular for more information.

16.	I CURRENTLY HOLD MY ORDINARY SHARES OR ADSs IN AN ISA – CAN I CONTINUE TO DO SO?

Although the AIM Delisting does not directly impact on the ability of a UK shareholder to retain their holding of Ordinary Shares, it may no longer be possible to hold such Ordinary Shares (or ADSs representing such Ordinary Shares) within an ISA. The rules in this area are not free from uncertainty and, if you hold Ordinary Shares or ADSs in an ISA, you are strongly advised to ask your ISA provider as soon as possible to confirm whether you will be allowed to continue to hold your Ordinary Shares (or ADSs) within your ISA, and/or whether the provider is able to deposit your Ordinary Shares for delivery of Nasdaq-listed ADSs, to be held in your ISA. If they do not allow you to continue to hold Ordinary Shares and/or ADSs and cannot deposit the Ordinary Shares for delivery of ADSs to hold on your behalf, you should consult an appropriate professional adviser without delay.

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17.	I CURRENTLY HOLD MY ORDINARY SHARES OR ADSs IN A SELF-INVESTED PERSONAL PENSION “SIPP” – CAN I CONTINUE TO DO SO?

Although the AIM Delisting does not impact on the ability of a UK shareholder to retain their holding of Ordinary Shares, we understand that some SIPP scheme administrators, particularly those that involve an online share trading account, may insist that the shares held in an individual’s SIPP must be publicly quoted and sometimes only allow trading in UK companies online.

Please ask your SIPP provider as soon as possible to confirm whether they will allow you to continue to hold your Ordinary Shares (or ADSs) or whether they are able to deposit your holding of Ordinary Shares for delivery of ADSs and continue to hold such ADSs on your behalf. If they do not allow you to continue to hold Ordinary Shares and/or ADSs and cannot deposit the Ordinary Shares for delivery of ADSs on your behalf, you should consult an appropriate professional adviser without delay.

18.	I HAVE LOST MY ORIGINAL ORDINARY SHARE CERTIFICATE – HOW DO I GET ANOTHER ONE IN ORDER TO PROGRESS THE DEPOSIT OF MY ORDINARY SHARES FOR DELIVERY OF ADSs?

Replacement share certificates are available from Amryt’s Registrar, Link Group. Please contact Link Group without delay on 0371 664 0300 or by email to shareholderenquiries@linkgroup.co.uk. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9:00 a.m. to 5:30 p.m., Monday to Friday excluding public holidays in England and Wales.

Link Group will be able to provide you with a replacement share certificate for your Ordinary Shares, although there may be a fee for this. Certain proof of ownership/identification will be required by Link Group prior to issuance of replacement certificates.

Please note that you will not be able to transfer your certificated shares via Link Group without an original share certificate being received by Link Group with your duly completed block transfer participation request form, an example of which is set out in Appendix B before the required deadline, being 1.00 p.m. on 9 December 2021.

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19.	I HAVE FURTHER QUESTIONS THAT ARE NOT DEALT WITH SUFFICIENTLY HERE – WHERE CAN I FIND FURTHER INFORMATION?

If you hold your Ordinary Shares via a broker, please discuss with your broker in the first instance.

In respect of any queries regarding completion of the block transfer participation request form, a shareholder assistance advice line is being operated by the Company’s Receiving Agent, Link Group, which can be accessed by all shareholders on 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the UK. will be charged at the applicable international rate. Lines are open 9.00 a.m. to 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales.

In respect of any queries regarding the deposit of Ordinary Shares for delivery of ADSs, please contact the Company’s depositary, Citibank, on +44 207 500 2030 (London) or +44 207 500 5634 (London) or +1 877 248 4237 (New York). Calls are charged at the applicable international rate and will vary by provider. Lines are open 9.00 a.m. to 5.30 p.m., Monday to Friday local time, excluding public holidays.

20.	WHAT IF I AM AN “AFFILIATE” UNDER U.S. SECURITIES LAWS (I.E., A DIRECTOR, EXECUTIVE OFFICER OR BENEFICIAL OWNER OF 10 PER CENT. OR MORE OF THE OUTSTANDING EQUITY OF THE COMPANY)?

“Affiliates” of the Company who hold Ordinary Shares of Amryt Pharma plc, are considered “Restricted” shareholders under U.S. law, and as such are prohibited from depositing their Ordinary Shares into the “Unrestricted” Nasdaq listed ADS program. For those Affiliates that wish to hold ADSs, special arrangements have been put in place with Citibank to deposit Ordinary Shares into Restricted ADSs. For the purposes of this paragraph, an affiliate of the issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Please contact Citibank via citiADR@citi.com for further information.

21.	WHY ISN’T THERE A SHAREHOLDER VOTE TO APPROVE THE DELISTING?

The AIM Rules for Companies require that, unless the London Stock Exchange otherwise agrees, the cancellation of a company’s shares from trading on AIM requires the consent of not less than 75 per cent. of votes cast by its shareholders given in a general meeting.

However, as provided in the guidance notes to AIM Rule 41, in the Company’s case, given that the listing of its ADSs on the Nasdaq Global Select Market (which is an AIM Designated Market as defined in the AIM Rules for Companies) enables shareholders to continue to trade their shares in the Company in that format and, further, that there is a process available to shareholders to deposit their Ordinary Shares for delivery of ADSs prior to the AIM Delisting, the London Stock Exchange has agreed that shareholder consent in a general meeting is not required for the Company to proceed with the AIM Delisting.

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APPENDIX A

My Amryt Pharma plc (“Amryt”) Ordinary Shares are held by my broker in CREST. What do I need to do to deposit my Ordinary Shares for delivery of Amryt American Depositary Shares (“ADSs”) tradable on Nasdaq?

To initiate the deposit and delivery process, your broker or delivering agent should be instructed to complete the attached issuance instruction form and send it to Citibank, N.A. - London, which has been appointed by the Depositary (as hereinafter defined) to safekeep the Ordinary Shares upon deposit (in such capacity, the “Custodian”) directly at the following email address UKsettlements@citi.com. For conversion prior to the AIM Delisting, the issuance instruction form should be sent so as to be received by Citibank by no later than 3.00 p.m. on 10 January 2022.

Questions from brokers about this process should be addressed by email to the same address.

Please refer to the below issuance process:

1.	Deliver Ordinary Shares to CREST ID BA01D.

2.	Place the attached, executed issuance instruction form on the CREST participant’s letterhead and email to: UKsettlements@citi.com. In the email subject field, please state: UK ADR CREATION - SDRT CERTIFICATION. Any questions or assistance completing or submitting the instruction form, please email: UKsettlements@citi.com for assistance.

3.	UK stamp duty, or SDRT, will be zero if the Ordinary Shares are deposited for ADSs prior to the AIM Delisting. Thereafter, SDRT (the rate of which is currently 1.5 per cent. of the market value of the Ordinary Shares deposited) is expected to be payable. All delivery instructions must have the correct stamp duty flagged by your CREST Agent with the appropriate stampable consideration included.

4.	The number of Ordinary Shares being delivered for deposit into the ADS programme must be a multiple of five as the ADS to Ordinary Share ratio is one ADS to five Ordinary Shares, and fractional ADSs cannot be issued.

5.	Citibank, N.A. (in its capacity as depositary bank for Amryt’s ADSs, the “Depositary” and together with the Custodian, “Citibank”) will not charge ADS issuance fees to shareholders depositing Ordinary Shares for delivery of ADSs prior to the date of the AIM Delisting. Thereafter, ADS issuance fees of up to US$0.05 per ADS may be charged at the Depositary’s discretion.

6.	An annual depositary service fee, currently US$0.02 per ADS, is levied to ADS holders by the Depositary each July. This is typically paid and charged to your account by your broker on an annual basis.

7.	The CREST delivery needs to be made via Over-The-Counter (“OTC”). The issuance instruction and CREST delivery must be with present dates. Citibank will be unable to process an issuance with a past trade date.

8.	Upon receipt of issuance instruction and CREST delivery are in good order, the Custodian will match the delivery in CREST and advise the Depositary to issue and deliver the corresponding ADSs to the requested Depository Trust Company (“DTC”) participant account.

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9.	All instructions & deliveries must be sent by 3.00 p.m. London time. If you miss the daily deadline, Citibank will require a new instruction and a new delivery in CREST.

After the Custodian receives the Ordinary Shares, they will notify the Depositary via SWIFT to deliver the ADSs to the corresponding DTC account details provided by the broker. Upon receipt of SWIFT message from the Custodian, the Depositary will deliver the ADSs free of payment to the DTC number noted on the deposit.

Your broker will need to have an instruction in place to accept the ADSs from DTC.

For further information please see the following. You should obtain your own tax advice.

www.gov.uk/guidance/stamp-duty-reserve-tax-the-basics

www.gov.uk/guidance/stamp-duty-on-shares

“Affiliates” of the Company who hold Ordinary Shares of Amryt Pharma plc, are considered “Restricted” shareholders under U.S. law, and as such are prohibited from depositing their Ordinary Shares into the “Unrestricted” Nasdaq listed ADS program. For those Affiliates that wish to hold ADSs, special arrangements have been put in place with Citibank to deposit Ordinary Shares into Restricted ADSs. Please contact Citibank via citiADR@citi.com for further information.

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UK ADR CREATION FORM - SDRT CERTIFICATION
to be completed by your broker and sent to Citibank

Citibank London as Custodian requires this page to be completed and emailed as a PDF file in a secured format to uksettlements@citi.com. Please ensure that emails are sent in as early as possible to ensure settlement. In the email subject field, please state: UK ADR CREATION - SDRT CERTIFICATION.

Please ensure this form is on your CREST agent’s headed paper. Please fill all fields by typing and only use handwriting for the signatures at the bottom of the form.

Any questions should be directed to uksettlements@citi.com

1 CREST reference of the trade
2 ISIN number	GB00BKLTQ412
3 Trade Date as in CREST
4 Settlement Date as in CREST
5 Ratio	5 ordinary shares :1 ADR
6 Nominal
7 Stampable Consideration Amount - Mandatory field for Stamp Applicable ISIN’s
8 Stock Price
9 Name of Broker (receiving ADRs)
10 Brokers DTC Participant Account
11 Shareholder/Client Account No. at Broker
12 Contact Person/Number
13 Result of Option Yes/No
14 CREST Participant ID (of broker depositing ordinary shares)
15 SDRT (please only mark one field on the right with an “X”): SDRT Note: It is required that the Broker alleges in CREST GUI a declaration of SDRT if applicable: Please include the stamp status and Stampable Consideration.	1.5%
SDRT exempt

16       Indemnity

We shall indemnify and hold Citibank, N.A. (“Citibank”) harmless against all claims, losses, damages, costs and expenses (including reasonable legal fees and disbursements), penalties and taxes (including any interest and penalties for late payment of tax) incurred by Citibank or to which Citibank may become subject to and arising directly from the deposit of the above securities with Citibank or the failure by any person to pay (or discharge) any stamp duty, stamp duty reserve tax, or any other similar duty or tax in connection with the above securities deposited with Citibank. If and to the extent that the deposit of the securities results from the exercise of an option or options, we hereby represent and warrant that the arrangements in respect of the option or options pursuant to the exercise of which the securities are delivered, including the timing of grant and exercise, and the premium/strike ratio, are bona fide and commercial, and are not motivated primarily by or for the avoidance of UK stamp duty reserve tax.

Signature ______________________ Name _________________________	Signature ______________________ Name _________________________

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APPENDIX B

BLOCK TRANSFER PARTICIPANT REQUEST FORM

Exhibit 99.3

THIS DOCUMENT AND THE ENCLOSED DOCUMENTS ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to any aspect of the matters referred to in this Document, please take advice from a stockbroker, solicitor, accountant or other independent professional adviser.

If you have sold or otherwise transferred all of your Ordinary Shares, please send this Document, together with the enclosed documents, at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. If you have sold or otherwise transferred some of your Ordinary Shares, you should contact the bank, stockbroker or other agent through whom the sale was effected.

AMRYT PHARMA PLC

(Incorporated and registered in England and Wales under number 12107859)

Cancellation of Admission of Ordinary Shares to Trading on AIM and Intention to Continue Listing of ADSs on Nasdaq

Shore Capital and Corporate Limited and Shore Capital Stockbrokers Limited, which are authorised and regulated in the UK by the FCA, are acting as nominated adviser and joint broker to the Company, respectively, in connection with the matters described in this Document and are not acting for any other persons in relation to the matters described herein. Shore Capital is acting exclusively for the Company and for no one else in relation to the contents of this Document and persons receiving this Document should note that Shore Capital will not be responsible to anyone other than the Company for providing the protections afforded to clients of Shore Capital or for advising any other person on the arrangements described in this Document. The responsibilities of Shore Capital as the Company’s nominated adviser under the AIM Rules for Companies and the AIM Rules for Nominated Advisers are owed solely to the London Stock Exchange and are not owed to the Company or to any Director, shareholder or other person in respect of the matters described herein or otherwise.

No person should construe the contents of this Document as legal, tax or financial advice and recipients of this Document should consult their own advisers as to the matters described in this Document.

Copies of this Document will be available on the Company’s website at www.amrytpharma.com.

Cautionary note regarding forward-looking statements

This Document contains statements about the Company that are or may be “forward-looking statements”. All statements, other than statements of historical facts, included in this Document may be forward-looking statements. Without limitation, any statements preceded or followed by, or that include, the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “should”, “anticipates”, “estimates”, “projects” or words or terms of similar substance, or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of the Company. These factors are discussed in the “Risk Factors” section of filings that the Company makes with the SEC, including its Annual Report on Form 20-F for the year ended 31 December 2020, subsequent reports on Form 6-K and other documents filed by the Company from time to time with the SEC. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of the Company and the environment in which it will operate in the future. Past performance is not a guarantee of future performance. Investors should not place undue reliance on such forward-looking statements and, save as is required by law or regulation (including to meet the requirements of the AIM Rules for Companies, UK MAR or the DTRs), the Company does not undertake any obligation to update publicly or revise any forward-looking statements (including to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based). All subsequent forward-looking statements attributed to the Company or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements contained in this Document are based on information available to the Directors of the Company at the date of this Document, unless some other time is specified in relation to them, and the posting or receipt of this Document shall not give rise to any implication that there has been no change in the facts set forth herein since such date.

Notice to overseas persons

The distribution of this Document in certain jurisdictions may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

CONTENTS

Page

EXPECTED TIMETABLE	4

LETTER FROM THE CHAIRMAN OF AMRYT PHARMA PLC.	5

DEFINITIONS	11

EXPECTED TIMETABLE

Dispatch of this Document and the enclosed documents	22 November 2021

Last date for receipt by Link Group from certificated shareholders of duly completed block transfer participation request forms and original share certificates	9 December 2021 at 1.00 p.m.

Expected date of issuance of ADSs to block transfer participants	7 January 2022

Expected date of posting of ADS confirmations to shareholders by Citibank	7 January 2022

Last date for receipt by Citibank from CREST holders of duly completed issuance forms	10 January 2022 at 3:00 p.m.

Last day of dealings in the Ordinary Shares on AIM	10 January 2022

Cancellation of admission to trading on AIM of the Ordinary Shares	11 January 2022 at 7.00 a.m.

Notes

(1)	References to time in this Document are to London time unless otherwise stated.

(2)	Each of the times and dates in the above timetable are subject to change. If any of the above times and/or dates change, the revised times and/or dates will be notified to shareholders by announcement through a Regulatory Information Service.

LETTER FROM THE CHAIRMAN OF AMRYT PHARMA PLC

(Registered and incorporated in England and Wales with Company number 12107859)

Directors:	Registered Office:
Ray Stafford (Non-Executive Chairman)	Dept 920a
Dr. Joseph Wiley (Chief Executive Officer)	196 High Road
George Hampton (Non-Executive Director)	Wood Green
Rajkumar Kannan (Non-Executive Director)	London
Dr. Roni Mamluk (Non-Executive Director)	N22 8HH
Dr. Alain Munoz (Non-Executive Director)
Donald Stern (Non-Executive Director)
Dr. Patrick Vink (Non-Executive Director)
Stephen Wills (Non-Executive Director)
22 November 2021

Cancellation of Admission of Ordinary Shares to Trading on AIM and Intention to Continue Listing of ADSs on Nasdaq

Dear Shareholder,

1.	Introduction

On 22 November 2021, it was announced that the Board had resolved to cancel the admission of the Ordinary Shares to trading on AIM. Following the AIM Delisting, ADSs representing the Company’s Ordinary Shares will remain listed on Nasdaq and all public trading of securities in the Company will take place on that exchange. To sell Ordinary Shares on a public market following the AIM Delisting, shareholders will need to deposit their Ordinary Shares for delivery of ADSs. Holders of Ordinary Shares are referred to paragraph 6 (Information for holders of Ordinary Shares) below which explains in more detail the process of depositing Ordinary Shares for delivery of ADSs.

The purpose of this letter is to provide you with the background to, and reasons for, the AIM Delisting, and to explain why the Directors consider the AIM Delisting to be in the best interests of the Company and its shareholders as a whole.

The AIM Delisting will take effect on 11 January 2022 and the last day of trading of Ordinary Shares on AIM will be 10 January 2022. By providing shareholders with substantial advance notice, together with clear guidance as to how to deposit Ordinary Shares for delivery of ADSs listed on Nasdaq (without cost, until the last day of dealings of the Ordinary Shares on AIM, which is expected to be 10 January 2022), it is expected that shareholders who wish to deposit their Ordinary Shares for delivery of ADSs will be able to do so with relative ease.

2.	Background

Amryt was originally incorporated in Ireland in 2015 as Amryt Pharmaceuticals Designated Activity Company, with a focus on acquiring, developing and commercialising innovative treatments to help improve the lives of patients with rare and orphan diseases. In April 2016, Amryt DAC was acquired by Fastnet Equity plc by way of a reverse takeover under the AIM Rules for Companies and the Euronext Growth Rules. Upon the acquisition of Amryt DAC, Fastnet Equity plc changed its name to Amryt Pharma plc and the securities of the enlarged group were readmitted to trading on AIM and Euronext Growth.

On 21 May 2019, Amryt Pharma plc announced that it had reached an agreement to acquire Aegerion Pharmaceuticals, Inc. The acquisition constituted a reverse takeover under the AIM Rules for Companies and the Euronext Growth Rules. As part of the acquisition, Amryt Pharma plc inserted a new company incorporated in England and Wales, Amryt Pharma Holdings plc, as the new holding company of the Amryt group by way of a court sanctioned scheme of arrangement which became effective on 24 September 2019, on which date Amryt Pharma Holdings plc changed its name to Amryt Pharma plc. On the same date, the former Amryt Pharma plc re-registered as a private company and changed its name to Amryt Pharma Holdings Limited. On 25 September 2019, the Ordinary Shares of Amryt Pharma plc were admitted to trading on AIM and Euronext Growth. On 8 July 2020, the Company completed a direct listing of ADSs representing its Ordinary Shares on the Nasdaq Global Select Market, with each ADS representing five Ordinary Shares. On 9 September 2020, the Company cancelled the admission of its Ordinary Shares to trading on the Euronext Growth Market.

On 5 May 2021, Amryt announced that it had reached an agreement to acquire US-listed company, Chiasma, Inc., for consideration in the form of ADSs. This acquisition completed on 5 August 2021 and further increased the number of ADSs held in the United States and traded on Nasdaq.

As at 17 November 2021, being the last practicable date prior to the date of this Document, approximately

73.2 per cent. of the Company’s Ordinary Shares are represented by ADSs tradeable on Nasdaq. By reference to the volume of underlying Ordinary Shares, approximately 87 per cent. of trading in the Company’s Ordinary Shares in the month to 17 November 2021 took place on Nasdaq. All shareholders who have not already deposited their Ordinary Shares for delivery of ADSs are currently able to do so at any time. Affiliates of the Company who deposit their Ordinary Shares may be subject to limitations on resale of ADSs under U.S. securities law.

The AIM Rules for Companies require that, unless the London Stock Exchange otherwise agrees, the cancellation of a company’s shares from trading on AIM requires the consent of not less than 75 per cent. of votes cast by its shareholders given in a general meeting. However, in the Company’s case, given that the listing of its ADSs on Nasdaq enables shareholders to continue to trade their shares in the Company in that format and, further, that there is a process available to shareholders to deposit their Ordinary Shares for delivery of ADSs prior to the AIM Delisting, the London Stock Exchange has agreed that shareholder consent in a general meeting is not required for the Company to proceed with the AIM Delisting.

3.	Reasons for the AIM Delisting

The Board has decided to implement the AIM Delisting for the following reasons:

•	An increasingly smaller proportion of the trading in the Company’s Ordinary Shares is conducted on AIM compared to Nasdaq and a continuation of the decline in this proportion would be likely to lead to a decrease in the liquidity of the Ordinary Shares trading on AIM.

•	The AIM Delisting is expected to further enhance the liquidity of trading in the Company’s securities by combining on Nasdaq the volume of transactions from both Nasdaq and AIM.

•	A Nasdaq-only listing structure provides for a streamlined operation that showcases the global nature of the Company and places it more clearly within the ranks of international biopharmaceutical companies that are its true peers.

•	The cost of complying with the AIM Rules for Companies is duplicative of that for complying with the Nasdaq market rules and the Company sees advantages in reducing its cost base as it progresses its clinical programmes and commercial strategy.

•	Internal financial and legal staff time spent on compliance with the AIM Rules for Companies is duplicative of that required for compliance with the Nasdaq market rules.

•	ADSs representing the Company’s Ordinary Shares will still be tradeable on Nasdaq.

Accordingly, the Directors believe that it is no longer in the best interests of the Company or its shareholders as a whole for the Company to retain admission of its Ordinary Shares to trading on AIM.

In order to facilitate the transition to the sole listing on Nasdaq, the Company is providing an opportunity for shareholders to deposit their Ordinary Shares with the Company’s ADS depositary in exchange for delivery of ADSs, without cost, prior to the AIM Delisting becoming effective on 11 January 2022. The ADSs will continue to be traded on Nasdaq and the Company has no intention to cancel the listing of its ADSs on the Nasdaq.

4.	Effect of the AIM Delisting

Shareholders will no longer be able to buy and sell Ordinary Shares on AIM after 10 January 2022. Holders of Ordinary Shares should read paragraph 6 (Information for holders of Ordinary Shares) below which explains in more detail the process of depositing Ordinary Shares for delivery of ADSs.

As a company incorporated in England and Wales, the Company will continue to be subject to the requirements of the Companies Act 2006.

Following the AIM Delisting taking effect, the Company will no longer be subject to the AIM Rules for Companies or be required to retain the services of an independent nominated adviser. The Company will also no longer be subject to the QCA Corporate Governance Code or be required to comply with the continuing obligations set out in the DTRs (insofar as they currently apply to the Company) or, provided the Company’s securities remain outside the scope of the regulation, UK MAR. In addition, the Company and its shareholders will no longer be subject to the provisions of the DTRs relating to the disclosure of changes in significant shareholdings in the Company. The Company will, however, continue to comply with all regulatory requirements for the Nasdaq listing of ADSs, including all applicable rules and regulations of the SEC.

Shareholders who continue to hold Ordinary Shares following the AIM Delisting will continue to be notified in writing of the availability of key documents on the Company’s website, including publication of annual reports and annual general meeting documentation. Holders of ADSs will be able to continue to access all such information via the Amryt website. Holders of Ordinary Shares and ADSs will both be eligible to receive any future dividends that may be declared.

5.	Application of the City Code following the AIM Delisting

Following the AIM Delisting, as the Company will remain a public limited company incorporated in England and Wales but its securities will not be admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man), the City Code will only apply to the Company if it is considered by the Panel to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the City Code, the Panel looks to where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.

None of the Directors is resident in the United Kingdom. Accordingly, the Panel has confirmed to the Company that, following the AIM Delisting, the City Code will not apply to the Company, and the Company and its shareholders will therefore not have the benefit of the protections the City Code affords, including, but not limited to, the requirement that a person (together with persons acting in concert with that person) who acquires an interest in Ordinary Shares carrying 30 per cent. or more of the voting rights in the Company or who increases an existing interest of not less than 30 per cent. but not more than 50 per cent. of the voting rights, must make a cash offer to all other shareholders at the highest price paid by such person (or person acting in concert with such person) in the 12 months before the offer was announced.

Notwithstanding the above, the Company may become subject to the City Code in the future if any changes to the Board composition result in the majority of the Directors being resident in the United Kingdom, Channel Islands or the Isle of Man.

6.	Information for holders of Ordinary Shares

The Company’s Ordinary Shares will continue to be traded on AIM until market close (4.30 p.m. London time) on 10 January 2022. Thereafter, holders of Ordinary Shares can still hold the Ordinary Shares, but there will be no public market in the United Kingdom on which the Ordinary Shares can be traded, and the Ordinary Shares will not be tradeable on Nasdaq in this form.

To sell Ordinary Shares on a public market following the AIM Delisting, shareholders would need to deposit their Ordinary Shares for delivery of ADSs. Each ADS represents five Ordinary Shares. The price of the Company’s ADSs on Nasdaq are quoted in US dollars. This deposit can be made at any time, including before the AIM Delisting, subject in all cases to the provisions of, and the limitations set forth in, the Deposit Agreement. A copy of the Deposit Agreement has been filed with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-233844 when retrieving such copy.

Affiliates of the Company who hold Ordinary Shares are considered “Restricted” shareholders under

U.S. law, and as such are prohibited from depositing their Ordinary Shares into the “Unrestricted” Nasdaq listed ADS program. For those Affiliates that wish to hold ADSs, special arrangements have been put in place with Citibank to deposit Ordinary Shares into Restricted ADSs. For the purposes of this paragraph, an affiliate of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. Please contact Citibank via citiADR@citi.com for further information.

The Board considers that shareholders should consider depositing their Ordinary Shares for delivery of ADSs prior to the AIM Delisting on 11 January 2022 for the following reasons:

•	For those shareholders who hold their Ordinary Shares in certificated form and wish to deposit their Ordinary Shares for delivery of ADSs, the Company’s Receiving Agent, Link Group, will facilitate, on the Company’s behalf, a block transfer process. Shareholders who hold their Ordinary Shares in certificated form will find enclosed a personalised block transfer participation request form for use if they wish to deposit their Ordinary Shares for delivery of ADSs. Subject to the requisite documents being returned to Link Group by the required deadline (being 1.00 p.m. on 9 December 2021), Link Group will arrange for the relevant Ordinary Shares to be transferred to and through Link Group’s CREST account to the CREST account of the Custodian, which has been appointed by the Depositary to safe keep the Ordinary Shares upon deposit, so that the Depositary can arrange to deliver the corresponding number of ADSs. The Custodian, on behalf of the Depositary, will hold all deposited Ordinary Shares in a separate custody account for the benefit of the holders and beneficial owners of ADSs.

•	Shareholders who elect to deposit their Ordinary Shares for delivery of ADSs prior to the AIM Delisting will not incur a UK stamp duty, or SDRT, charge. However, it is expected that shareholders who elect to deposit their Ordinary Shares for delivery of ADSs following the AIM Delisting will generally incur a stamp duty, or SDRT, charge, at a rate of 1.5 per cent. of the market value of the Ordinary Shares being deposited, to the UK taxation authority, HMRC.

•	Ordinarily, shareholders who deposit their Ordinary Shares for delivery of ADSs are charged an ADS issuance fee, by the Depositary, of up to US$0.05 per ADS. However, no ADS issuance fees will be charged to shareholders who elect to deposit their Ordinary Shares for delivery of ADSs from the date of this letter until (and including) 10 January 2022, being the anticipated last day of trading of the Company’s Ordinary Shares on AIM. Thereafter, ADS issuance fees of up to US$0.05 per ADS may be charged by the Depositary in connection with any future conversions of Ordinary Shares into ADSs.

•	Ordinary Shares may be deposited for delivery of ADSs only in multiples of five Ordinary Shares. It is not possible to receive a fraction of an ADS, so in the event that the deposit is completed after the AIM Delisting, there is a risk that shareholders will be left with a small number of Ordinary Shares (up to a maximum of four shares) which cannot be deposited for delivery of ADSs. If the deposit is made before the AIM Delisting has taken effect, any residual Ordinary Shares can be sold by shareholders on AIM prior to, and including, 10 January 2022 so long as those Ordinary Shares are in uncertificated form. Shareholders who hold their Ordinary Shares in certificated form may elect to donate their residual shares to the charity Share Gift by making that election on their personalised block transfer participation request form.

Shareholders who do not elect to participate in the block transfer process can utilise the services of a broker who is able to facilitate deposits of Ordinary Shares at the shareholder’s convenience.

Shareholders whose Ordinary Shares are held in uncertificated form in CREST and who wish to deposit their Ordinary Shares for delivery of ADSs, should contact their broker without delay to request that their Ordinary Shares are deposited.

Amryt advises holders of Ordinary Shares to seek independent financial advice regarding the AIM Delisting and the deposit of their Ordinary Shares for delivery ADSs.

Information on the process to deposit Ordinary Shares for delivery of ADSs and the forms to be completed accompany this Document. The information and forms, and contacts at the Company’s Receiving Agent, Link Group, in respect of completion of the block transfer participation request form for certificated holders, and the Company’s ADS depositary, Citibank, are included on Amryt’s website at www.amrytpharma.com.

7.	UK tax treatment

Amryt is not able to provide shareholders with any form of taxation advice and shareholders are strongly advised to seek their own professional advice in order to ascertain the consequences for them of continuing to hold Ordinary Shares following the AIM Delisting becoming effective or depositing Ordinary Shares for delivery of ADSs.

The following summary does not constitute legal or tax advice and is not exhaustive. The Company’s understanding of the current position for individuals who are UK resident and UK domiciled for relevant tax purposes is as follows but it should be noted that the position on certain points is not free from uncertainty and that the Company has not taken steps to confirm the current position with HMRC. Therefore, the following should not be relied upon by shareholders (and the Company accepts no liability in respect of any such reliance on any information provided herein on taxation matters):

•	Some investors purchase AIM-quoted shares because they may be classed as unlisted/unquoted securities which may qualify for relief from inheritance taxation and certain other preferential tax benefits. The AIM Delisting should not, in itself, prevent the Ordinary Shares (and, therefore, continued holdings of such Ordinary Shares) from qualifying as unlisted/unquoted securities for the purposes of certain specific UK tax rules (notably, the UK inheritance tax business property relief rules).

•	Under HMRC’s stated practice those shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs should not be considered as disposing of the Ordinary Shares for UK capital gains tax purposes when transferring the shares to the Company’s ADS depositary, Citibank, in exchange for issue of ADSs on the basis that the shareholder retains beneficial ownership of the Ordinary Shares. Shareholders should be aware that HMRC to date has not published detailed guidance on the treatment of ADSs for inheritance tax purposes.

Shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs prior to the AIM Delisting should not incur a stamp duty, or SDRT, charge. It is expected that shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs following the AIM Delisting will generally incur a stamp duty, or SDRT, charge at the rate of 1.5 per cent. of the market value of the Ordinary Shares being deposited.

It is strongly recommended that shareholders obtain appropriate professional advice in respect of these and other taxes.

8.	Further information in relation to the AIM Delisting

The Board believes that the AIM Delisting is an appropriate next step for the Company and is in the best interests of shareholders as a whole. Further information about the process required to deposit Ordinary Shares for delivery of ADSs tradeable on Nasdaq, together with a set of Frequently Asked Questions, accompany this Document.

9.	Action to be taken to deposit Ordinary Shares for delivery of ADSs

Shareholders are reminded that the Company’s Ordinary Shares will continue to be traded on AIM until market close (4.30 p.m. London time) on 10 January 2022. Any shareholder holding Ordinary Shares in certificated form who wishes to deposit their holding of Ordinary Shares for delivery of Nasdaq-listed ADSs prior to the AIM Delisting must submit their block transfer participation request form accompanying this letter and their original share certificate(s) to Link Group, so as to be received by Link Group by no later than 1.00 p.m. on 9 December 2021 in accordance with the instructions in the form.

Any shareholder holding shares in CREST who wishes to deposit their holding of Ordinary Shares for delivery of Nasdaq-listed ADSs prior to the AIM Delisting should contact their broker as soon as possible to deposit their Ordinary Shares.

After the AIM market close on 10 January 2022, holders of Ordinary Shares can still hold the Ordinary Shares, but there will be no public market in the United Kingdom on which the Ordinary Shares can be traded. It is expected that shareholders who elect to deposit their holdings of Ordinary Shares for delivery of Nasdaq-listed ADSs following the AIM Delisting will incur a stamp duty, or SDRT, charge at the rate of 1.5 per cent. of the market value of the Ordinary Shares being deposited.

In addition, shareholders who deposit their Ordinary Shares for delivery of ADSs are ordinarily charged an ADS issuance fee, by the Depositary, of up to US$0.05 per ADS. However, no ADS issuance fees will be charged to shareholders who elect to deposit their Ordinary Shares for delivery of ADSs from the date of this letter until (and including) 10 January 2022, being the anticipated last day of trading of the Company’s Ordinary Shares on AIM. Thereafter, ADS issuance fees of up to US$0.05 per ADS may be charged by the Depositary in connection with any future conversions of Ordinary Shares into ADSs.

Existing holders of ADSs not also holding Ordinary Shares do not need to take any action in connection with the AIM Delisting.

In respect of any queries regarding completion of the block transfer participation request form, a shareholder assistance advice line is being operated by the Company’s Receiving Agent, Link Group, which can be accessed by all shareholders on 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the UK will be charged at the applicable international rate. Lines are open 9.00 a.m. to 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales.

In respect of any queries regarding the deposit of Ordinary Shares for delivery of ADSs, please contact the Company’s depositary, Citibank, on +44 207 500 2030 (London) or +44 207 500 5634 (London) or

+1 877 248 4237 (New York). Calls are charged at the applicable international rate and will vary by provider. Lines are open 9.00 a.m. to 5.30 p.m., Monday to Friday local time, excluding public holidays.

Your faithfully,

Ray Stafford

Chairman

DEFINITIONS

ADSs	American Depositary Shares, each representing five Ordinary Shares;

AIM	AIM, a market operated by the London Stock Exchange;

AIM Delisting	the cancellation of the admission of the Ordinary Shares to trading on AIM;

AIM Rules for Companies	the rules and guidance for companies whose shares are admitted to trading on AIM entitled “AIM Rules for Companies” published by the London Stock Exchange as amended from time to time;

AIM Rules for Nominated Advisers	the AIM Rules for Nominated Advisers published by the London Stock Exchange from time to time

Amryt DAC	Amryt Designated Activity Company;

Circular or Document	this circular prepared in relation to the AIM Delisting and the General Meeting;

City Code	the City Code on Takeovers and Mergers;

Company or Amryt	Amryt Pharma plc;

CREST	the computerised settlement system to facilitate transfer of title to or interest in securities in uncertificated form operated by Euroclear UK & International Limited;

Custodian	Citibank N.A., London Branch;

Deposit Agreement	the New York law governed deposit agreement dated 24 September 2019 between the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder and amended and restated on 8 July 2020;

Depositary	Citibank N.A.;

Directors or Board	the directors of the Company as at the date of this Document whose names are Ray Stafford, Dr. Joseph Wiley, George Hampton, Rajkumar Kannan, Dr. Roni Mamluk, Dr. Alain Munoz, Donald Stern, Dr. Patrick Vink and Stephen Wills;

DTRs	the Disclosure Guidance and Transparency Rules of the FCA;

Euronext Growth	the Euronext Growth Market of the Irish Stock Exchange;

Euronext Growth Rules	the rules of Euronext Growth contained in the Euronext Growth Markets Rule Book published by Euronext;

FCA	the Financial Conduct Authority;

HMRC	Her Majesty’s Revenue & Customs;

London Stock Exchange	London Stock Exchange plc;

Nasdaq	the Nasdaq Global Select Market;

Ordinary Shares	ordinary shares of £0.06 each in the capital of the Company;

Panel	the Panel on Takeovers and Mergers;

Receiving Agent	Link Market Services Limited, trading as Link Group;

SEC	the U.S. Securities and Exchange Commission;

SDRT	stamp duty reserve tax;

Shore Capital	together Shore Capital and Corporate Limited and Shore Capital Stockbrokers Limited, the Company’s nominated adviser and joint broker, respectively;

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland;

UK MAR	Regulation (EU) No.596/2014 which forms part of domestic law in the United Kingdom pursuant to the European Union (Withdrawal) Act 2018; and

U.S. or United States	the United States of America.

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